Exhibit 99.1

Tower Group International, Ltd. Chairman, President and Chief Executive Officer Resigns; Jan R. Van Gorder to be Appointed as Chairman and William W. Fox, Jr. Expected to be Appointed President and Chief Executive Officer

HAMILTON, Bermuda--(BUSINESS WIRE)--February 7, 2014--Tower Group International, Ltd. (NASDAQ: TWGP) announced today that its Chairman, President and Chief Executive Officer, Michael H. Lee, has resigned, effective immediately, from the Company and the Company’s Board of Directors to pursue personal and other career opportunities. The Company announced that Jan R. Van Gorder, who is the lead independent director of the Company’s Board of Directors and a member of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, would be appointed to succeed Mr. Lee as Chairman of the Board, and that William W. Fox, Jr., who had served as a member of the Board of Directors and of the Board’s Audit Committee and Corporate Governance and Nominating Committee until his resignation from the Board on December 31, 2013, is expected to succeed Mr. Lee as President and Chief Executive Officer of Tower upon the finalization of his employment terms.

Mr. Van Gorder, age 66, had previously served on the boards of directors of Tower Group, Inc. (TGI) from February 2009 until March 2013, when TGI merged with a subsidiary of Canopius Group Holdings Ltd. (Canopius) and became a subsidiary of the Company, and CastlePoint Holdings, Ltd. (CastlePoint) from March 2007 until February 2009, when CastlePoint merged with a subsidiary of TGI. Mr. Van Gorder was employed by Erie Insurance Group from November 1981 through December 2006 in a variety of positions, including Acting Chief Executive Officer from January 2002 to May 2002 and Senior Executive Vice-President, Secretary and General Counsel from December 1990 through December 2006. Mr. Van Gorder served as a member of the board of directors of Erie Indemnity Company from 1990 to 2004, and as a past Director and Chairman of the Insurance Federation of Pennsylvania. Mr. Van Gorder received a B.A. in International Relations from the University of Pennsylvania in 1970 and a J.D. from Temple University School of Law in 1975.

Mr. Fox, age 72, served on the Board of Directors of TGI from April 2006 until its merger with a subsidiary of Canopius in March 2013, and then joined the Board of Directors of the Company. He has over 40 years experience in the insurance and reinsurance industry. Mr. Fox was employed by Balis & Co., Inc. and its successor, the Guy Carpenter reinsurance brokerage division of Marsh & McLennan Companies, from 1962 through 1988 and again from 1992 through 1999, in various positions including President of Balis from 1985 through 1988 and again from 1992 through 1999. Mr. Fox also served as a member of Guy Carpenter’s executive committee and board of directors, and as a managing director of J&H, Marsh & McLennan. Between 1992 and 1999, Mr. Fox was also the chief executive officer of Excess Reinsurance Company. In 1988, Mr. Fox founded PW Reinsurance Management Company, as a joint venture with Providence Washington Insurance Company (PW Group) to underwrite reinsurance on behalf of PW Group, and was appointed president of the PW Group in 1989 following its acquisition by the Baloise Insurance Group. Mr. Fox has served on several insurance-related boards of directors and, until December 31, 2013, was the Chairman of the Board of MII Management Group, the Attorney-in-Fact for MutualAid Exchange. Mr. Fox is a member of the CPCU Society and holds a Pennsylvania Property and Casualty Broker’s License.

The Company announced, on January 6, 2014, that on January 3, 2014 it had entered into an Agreement and Plan of Merger (Merger Agreement) with ACP Re Ltd. (ACP Re) and a wholly-owned subsidiary of ACP Re, pursuant to which Tower would become a wholly-owned subsidiary of ACP Re. As previously announced, that transaction is expected to close, subject to the satisfaction or waiver of the closing conditions in the Merger Agreement, by the summer of 2014.

About Tower Group International, Ltd.

Tower Group International, Ltd. is a Bermuda-based global diversified insurance and reinsurance holding company and is listed on the NASDAQ Global Select Market under the symbol TWGP. Through our insurance and reinsurance subsidiaries in the U.S. and Bermuda, collectively referred to as Tower Group Companies, we deliver a broad range of commercial, personal and specialty insurance products and services in the U.S. and specialty reinsurance products globally through our distribution and underwriting partners.

For more information, visit Tower's website at http://www.twrgrpintl.com/.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate," "believe" and "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings on Forms 10-K/A, 10-Q and 10-Q/A, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

CONTACT:
Tower Group International, Ltd.
Bill Hitselberger,212-655-2110
Executive Vice President and Chief Financial Officer
bhitselberger@twrgrp.com